Exhibit 107

Calculation of Filing Fee Table

424(b)(4)

(Form Type)

PowerSchool Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share(1)	Rule 457(r)	10,005,000	$21.00	$210,105,000	0.00011020	$23,153.57

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$210,105,000		$23,153.57

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$23,153.57

(1)	Publicly communicated offering price.
(2)

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on February 28, 2023 (File No. 333-270101).